China Fire & Security Group
Third Quarter 2008 Earnings Call
November 12, 2008

Operator: Good afternoon, my name is ___ and I will be your conference operator today. At this time I would like to welcome everyone to the China Fire & Security Group Incorporated third quarter 2008 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Robert Yuan, Chief Accounting Officer of China Fire & Security Group. Sir, you may begin your conference.

Robert Yuan: Thank you and welcome everyone to China Fire & Security Group’s 2008 third quarter earning conference call. The press release for the results of the third quarter of 2008 has been released already. Joining me from China Fire today is Mr. Brian Lin, CEO of China Fire & Security Group. Before we get started I’m going to read a disclaimer about forward-looking statements.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in this statement filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call only represent management’s estimates as of today, November 12, 2008. China Fire & Security Group assumes no obligation to update these projections in the future as market conditions change. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 360 days on our corporate website, www.chinafiresecurity.com .

Now I’d like to turn the call over to Mr. Brian Lin. Brian, please.

Brian Lin: Thank you, Robert. Good morning ladies and gentlemen and good evening to those of you who join us from Asia. Thank you for participating in our third quarter 2008 conference call.

We are very pleased to report that China Fire has recorded a very strong quarter in both revenue and net income. We have successfully grown our business organically as we continue to build China Fire as a leading provider of industrial fire protection total solutions, products and services, which are mandated for all industrial plants and public facilities in China.

Before we get to the details of the third quarter financial results, I would like to share with you the highlights during this quarter. First of all, the financial highlights:
◆
In the third quarter of 2008, our revenue increased to $16.7 million, up 44.4 percent from $11.6 million in the third quarter of 2007. This brings revenues for the first nine months of the year to $48.1 million, up from $32.6 million for the same period of 2007.

◆	Our GAAP net income reached $6.5 million for the third quarter of 2008 as compared to $4.4 million net income for the same period of 2007, which represents an increase of 47.0 percent.
◆	Our fully diluted EPS for the third quarter 2008 is $.23 as compared to $.16 for the same period of 2007, an increase of 44.8 percent.

Secondly, on our business fronts:
1.
During the third quarter of 2008, we announced that China Fire won two contracts with China Nuclear Power Engineering Co., Ltd. (“CNPEC”). The total value of the contract is approximately $7.6 million.

CNPEC is a subsidiary of China Guangdong Nuclear Power Group (“CGNPG”), the largest of the three nuclear power companies in China, which currently owns several large nuclear power station projects with a total installed generating capacity of about 4,000 MWe and four more projects with capacity of about 10,000 MWe under construction. Under the two contracts, China Fire will provide fire suppression systems. This contract win is a significant milestone in our business expansion into new industrial verticals. Leveraging on the winning of these two contracts, we are also working closely with CNPEC and other nuclear power companies on their upcoming fire protection projects in their new build-outs. We are confident that we could win more contracts in the near future.

2.	China Fire’s wholly owned subsidiary Sureland was ranked No. 1 in a recently published survey of top fire protection brands in China hosted by HC360.com.
HC360.com is a leading B2B electronic commerce services provider in China which runs the largest commercial website in China's fire protection industry (www.fire.HC360.com). The top ten brands in the survey were identified from among major Chinese fire protection companies and the evaluation process was carried out through online ballot, short message voting and a panel of expert judges. We think this ranking reflects not only our distinct brand name among clients and industry experts, but also our leading position in China's fire protection industry. China Fire’s Chairman Mr. Gangjin Li accepted a DV interview after being awarded. If you are interested, you can view this on our website.

3.	China Fire attended the Twelfth International Fire Protection Equipment, Technology Conference & Exposition (“the Exposition”) in Beijing from October 28 to 31, 2008.
The Exposition is the largest and the most authoritative international fire protection exposition in China. It attracted 419 companies from 25 countries and regions to attend and exhibit. During the Exposition, we demonstrated our recently developed new products, technologies and new initiatives in the development of its total solutions. Some domestic and international clients have shown great interest in our proprietary products and services for diversified industries. The Exposition further boosts our reputation as the leading provider of fire protection solutions, products and services for industrial players. We also held a technical seminar on China Fire’s development in technology innovation and intellectual property protection.

4.
On October 20, we held the first annual meeting of shareholders since being listed in NASDAQ since July, 2007. In the meeting, three new independent directors were elected to the board. Here I would like to take this opportunity to thank the former three independent directors who guided the company during their tenure. We believe the new directors will bring unique perspective and a wealth of experience to the board.

I would now turn the call over to Robert for the detailed run down on our financials. Robert?

Robert Yuan
Thank you. As Brian summarized earlier, the third quarter of 2008 demonstrated significant growth for China Fire. Now, I’d like to share with you details of our financial performance.

Our revenue for the third quarter of 2008 was $16.7 million, compared to $11.6 million for the third quarter of 2007, representing a 44.4 percent increase. Revenues in this year’s third quarter were derived from 163 total solution, product sales and maintenance contracts compared to 109 contracts for the same period last year.

Breaking that down, revenue from our total solution business increased by 148.5 percent to $15.2 million derived from 97 contracts in the third quarter of this year as compared to $6.1 million derived from 52 contracts for the same quarter of last year. Our product sales were $1.0 million, derived from 28 contracts in the third quarter of 2008, as compared to $5.2 million derived from 36 contracts for the same quarter of last year.

The revenues from our maintenance and service business increased by more than 94.9 percent to $0.6 million for the third quarter of 2008, compared to $0.3 million for the same period of last year. The increase in our maintenance and service business was mainly due to the expansion in the number of customers we are serving.

If we break down our revenue by industry segments, the iron and steel industry is still the main vertical of our Q3 results, contributing 82.6 percent of total revenue. Power generation and petrochemical contributed approximately 11.5 percent and 1.3 percent respectively. Other vertical contributed 4.7% of our revenue in the third quarter of 2008.

Our gross margin for the third quarter 2008 was 58.9 percent, which is almost the same as the gross margin of 59.2 percent in the same period of 2007.

In the third quarter of 2008, our selling expenses were $1.6 million as compared to $1.2 million in the third quarter of 2007, representing an increase of $0.4 million or 31.3 percent. This increase was mainly attributable to the increase of our sales force and the increased sales incentive compensation during this period. Our General Administrative expenses were $1.3 million as compared to $1.3 million in the same period of last year, representing a 2.2 percent drop on an annual basis. This decrease of our G&A expense was due to our tighter control of our administrative expense during this challenging environment and we will continue to do so in the coming quarters.

Our R/D expense in this quarter was $762,000 as compared to 139,000 in the same period of 2007. Most of the expenses were related to further improvements of our LHDs, water mist systems, and the software development for our detection and control system.

Our operating income for the third quarter 2008 was $6.1 million, a 49.5 percent increase from $4.1 million for the same period of last year. This improvement was mainly due to the improvement in our top line during the period.

Our total other income was $324,000 for the third quarter of 2008, compared to $295,000 for the same period 2007.

Due to the income tax recovery from one of our subsidiaries, Tianxiao Fire Safety Equipment, our provision for income tax was a negative $7,000 in the third quarter of 2008, compared to no provision for income tax for the same period of last year. In the beginning of 2009, Sureland Industrial, which is our main operating subsidiary, will be subject to income tax rate of at least 12.5 percent for the next three years.

Our GAAP net income for the third quarter of 2008 was $6.5 million as compared to $4.4 million for the same period of 2007. This represents an increase of $2.1 million or 47.0 percent, and was primarily driven by the growth in our top line and improvement in our net margin during this quarter.

Our comprehensive income for the third quarter of 2008, which adds a currency adjustment of $0.2 million to our net income, was $6.6 million, as compared to $4.9 million comprehensive income for the same period of 2007.

Our fully diluted GAAP EPS was $0.23 for the third quarter of 2008, as compared to $0.16 for the same period of 2007. The number of fully diluted shares outstanding for the third quarter of 2008 amounted to 28.3 million.

Now, I would like to briefly review our balance sheet and cash flows.

As of September 30, 2008, we had working capital of $59 million including cash and cash equivalents of $21.8 million. Our current ratio stands at 2.7 times, compared to 2.9 times in the beginning of this year. Our days sales outstanding or DSOs were 117 days for the third quarter of 2008, compared with 135 days for the same period of last year. As of September 30, 2008, our total liabilities stood at $35.2 million, while our shareholders' equity was $71.7 million, improved from $50.2 millions at the beginning of 2008. Currently we have no bank loans.

In terms of cash flows, our net cash provided by operating activities during the first three quarters of 2008 was $7.4 million, compared to $3.2 million net cash generated in the same period of 2007. Our net cash used by investment activities during the first three quarters was $1.7 million, which were invested in our equipment and the expansion of office space. Our net cash used by financing activities during the first three quarters of 2008 was $2.0 million, which was mainly due to increase in our restricted cash. The restricted cash is the security deposit tied up during our bidding for and execution of projects.

Before I pass the call to Brian, I want to emphasize that under the current slow down environment of China and global economy, our company is well prepared for any potential negative impact, as we have a strong balance sheet without any financial leverage and our business operation generates positive cash flows.

Now I would like to turn the call back to Brian. Brian, please.

Brian Lin:

Thank you, Robert. As Robert explained, we are excited with our results in the third quarter of 2008. Let me now share with you the economic environment that China Fire is in and how we are going to grow our business going forward.

The current global financial turmoil and general economic crisis presents a very challenging environment for most companies. In comparison to the past three years, overall economic growth in China is expected to slow down for the remainder of 2008 and into 2009. Consequently, our management team believes it is prudent to disclose to our shareholders the potential negative impact of the economic slow down on our business. However, the Board of Directors and senior management team have extensively discussed our business model and our future growth strategies in light of the economic climate and determined that these risks, to a large extent, may be mitigated by the Chinese government’s strong commitment to ensure stable society and continued economic growth. As recently stated by Mr. Zhou Xiao Chuan, the governor of the Bank of China, in his speech during the G20 finance ministers meeting in Brazil, the Chinese government is projecting a GDP growth of between 8% and 9% in 2009. In addition, on Nov 5, 2008, on behalf of the government, Premier Wen Jia Bao disclosed an economic stimulus package to expand the Chinese internal demand and to stimulate economic growth, including significant investment in infrastructure including highways, railways and airports, and the speedy construction of housing for ordinary people. The total investment by the government over the next two years is estimated to be over $600 Billion. The economic stimulus package is under the guidance of an active fiscal policy and appropriately accommodative monetary policy.

China Fire has been providing total fire protection solutions and services to Chinese industrial clients, including the iron and steel industry, the power industry, the petrochemical industry, the nuclear power industry, as well as the transportation sector including highway tunnels and subways. There have seen some negative press for iron and steel companies, including output reductions, declining steel prices, the closing downs of some underfinanced small plants, a slow-down in new capital investment, etc. If the current situation continues for a long period of time, China Fire’s business from iron and steel industry could potentially be adversely impacted. Fortunately, as evidenced by the recent government stimulus packages and the relatively strong projected GDP growth rate, China Fire’s management team is still reasonably confident in our business in iron and steel industry in 2009 for the following reasons:

1.
Our major customers who contribute more than 80% of our revenues from iron and steel industry are the top tier iron and steel companies in China. These customers are financially healthy and expected to receive strong financial support from the government to implement the strategic expansion projects outlined in the recently released stimulus package. For example, the highly quoted $300 Billion railway construction requires a special type of steel which are mainly manufactured by four large steel companies who are all our important customers. Another example is that two of the top companies have already received government approvals in 2008 for building two large iron and steel plants after more than 3 years of preparations. The size of each project is similar to the Shougang Jingtang project where China Fire won the contract of $32 million for providing a total fire protection solution for the entire plant. China Fire is the only company in China who has demonstrated a good track record of fulfilling projects over $5 million.

2.
Our major customers may also benefit from the temporary slow down in the iron and steel industry as small and underfinanced companies are forced out of the market. According to China Iron and Steel Association, this round of shake-ups will speed up the consolidation in the industry with many large M&As, shut-downs of outdated and environmentally unsound plants and, the general expansion of the top iron and steel companies to improve innovation and competitiveness. We also believe that the capex spending of our major customers contributed to the majority of the capex spending of about $30 Billion in iron and steel industry each year over the past few years.

On the regulation front, on October 28, 2008, the Chinese government released the latest revision of the Fire Law. Some of the highlights are: Fire Prevention will be under the supervision of the Chinese State Department and all layers of government below; Fire bureaus will be required to monitor and check fire protection systems of all buildings and facilities annually to ensure compliance with the new fire rules and regulations; the regulations promote innovation and technological advancement and enforcement of product standards; gradually fire liability insurance will be introduced for people; emergency rescue is formally listed as the role of Fire Bureau. We believe the new regulation will further raise the importance of installing proper fire protection systems in industrial, commercial and residential buildings. We also believe that the demand for maintenance services will pick up as well to ensure the normal operation of fire protection systems.

Now, let me share with you our management’s strategies of growing our business forward. Strategically, we will continue to focus on the top tier companies in the iron and steel industries in China to maintain our leading position in the industry and, potentially, even expand our market share. According to the latest economic stimulus package which generates significant demand for steel and the overall state policy of supporting consolidation in the iron and steel industry, the top tier companies are well financed and strongly supported by the government to maintain their growth and expand their market share.

We will continue to invest in technological innovation, intellectual property protection, product standards and fire code enhancements. Our proprietary technologies in Linear Heat Detectors have been recognized worldwide with our recent patent approval from the European Patent Office. In addition to our current UL certifications, the international certification of our latest LHD products is underway. We have also applied for patents on additional technologies in fire suppression products and systems. We believe these patented, proprietary products will strongly support our future business growth in China and enhance our ability to maintain healthy margins.

We will expedite our expansion into other industrial and commercial sectors by leveraging our leading brand as a total solution provider and our comprehensive line of proprietary products. We already have a significant presence in thermal power plants, hydro power plants and petrochemical plants. We have provided integrated products and solutions for highway tunnels, nuclear power plants and subways and expect to see additional growth as a result of significant government investment in these sectors over the next two years. It is estimated that over $700 Billion will be invested in Transportation over the next five years, $300 Billion in railways over the next two years, $15 Billion annually for subways and $8 Billion annually for nuclear power plants. The capex investment for power plants and petrochemical plants was around $150 Billion in 2007. We are excited that all of the infrastructure investment requires fire protection products and services. China Fire will strengthen our integrated products sales as well as total solutions to these industries.

In addition to the domestic industrial fire protection market in China, we are also actively pursuing fire protection projects and product sales in international markets. India and Russia are the two key international target markets for China Fire. There will be significant growth in spending on infrastructure, including power plants, airports, transportation, iron and steel plants, etc. We believe this trend will continue over the next decade, as both countries have the necessary raw materials to support their growth. We have registered Sureland India and are in the process of forming a joint venture with an Indian company whose principals have over 25 years experience in India’s fire protection industry. This joint venture will provide local support, requisite experience and expertise for China Fire’s EPC fire protection projects in India. EPC stands for Engineering, Procurement, and Construction, and is similar to the total solution projects China Fire has completed in China. We are actively bidding for projects in India now. The joint venture will also be responsible for sales in India of China Fire’s fire protection products, including our UL-listed Linear Heat Detectors, our flame and gas detectors, and our fire suppression systems.

China Fire expects to grow through merger and acquisitions to support and supplement our organic growth strategies above. Under the current economic environment, we are actively but also selectively evaluating potential target companies. We believe good companies can stand out and become even stronger in a difficult economic environment and these are our targets. The bottom line for our M&A is that all transactions should be accretive.

China Fire is still in the early stages of executing its growth strategies. The current global economic slowdown presents us with additional challenges. In addition to the growth strategies discussed above, we have recently adopted tighter credit control, more aggressive account receivable collection policies and stricter account payable procedures to ensure healthy cash flow. We are also improving our operational management by tighter cost control, better human resource management, and optimized financial planning to support our business growth. We are confident about our healthy organic growth over the next few years. We also believe there are opportunities for consolidation and we aspire to grow faster by becoming a consolidator in China’s fire protection industry.

Given our operating results in the first three quarters of 2008 and our expectations for the fourth quarter, we reiterate that we are comfortable with the increased guidance made in August 13th of this year as follows: Revenue at least $68 million, GAAP net income at least $24 million, and fully diluted at least $.84.

To conclude my remarks, I would like to thank you all again for participating in our conference call and your support of China Fire. I would now turn the call over for questions. Operator?